EXHIBIT 77Q1(a)(1)
FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED
(the "Fund")


ARTICLES OF AMENDMENT
OF
FLAHERTY & CRUMRINE PREFERRED INCOME OPPORTUNITY FUND INCORPORATED


       Flaherty & Crumrine Preferred Income Opportunity Fund
Incorporated, a Maryland corporation (hereinafter the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

       FIRST:	Part I of the Articles Supplementary Creating and
Fixing the Rights of Money Market Cumulative Preferred Stock(tm) of the Corporation, filed with the Maryland State of Department of Assessments and Taxation ("SDAT") on April 6, 1992 (the "Articles Supplementary") is hereby amended as follows: by adding the following subsection 5(h) to Part I thereof:

"(h)	Terms of Office of Certain Directors to Terminate.
Simultaneously with and at the time that none of the issued shares of MMP(r) are "outstanding" as set forth in subsection
(d)(ii) of this Section 5, i.e., the redemption price for the redemption of such shares of MMP(r) has been deposited in trust with the MMP(r) Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares of MMP(r) has been given as provided in Section 3 of this Part I, the terms of office of any directors elected solely by the holders of such shares of MMP(r) shall automatically terminate and the remaining directors shall constitute the directors of the Corporation; provided, however, that the terms of office of any such directors who meet the definition of "Continuing Directors" in the Corporation's Articles of Amendment and Restatement, as amended, shall continue and shall not terminate."

       SECOND:	Part II of the Articles Supplementary is hereby
amended as follows: By inserting the following new Section 7 in Part II thereof, and renumbering the existing Section 7 of Part II as Section 8, accordingly:

       "7.	Force Majeure.

       (a)	Notwithstanding anything else set forth herein,

(i)	if an Auction Date is not a Business Day
because the New York Stock Exchange is closed for business for more than three consecutive calendar days (excluding Saturdays and Sundays and previously announced New York Stock
Exchange holidays) due to an act of God, natural disaster, extreme weather, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services, or if the Auction Agent is not able to conduct an Auction in accordance with the Auction Procedures for any such reason, then the Applicable Rate for the next Dividend
Period shall be the Applicable Rate determined on the previous Auction Date; and

(ii)	if an Auction Date is not a Business Day
because the New York Stock Exchange is closed for business for three or fewer than three consecutive calendar days (excluding Saturdays and Sundays and previously announced New York
Stock Exchange holidays) due to an act of God, natural disaster, extreme weather, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services, or if the Auction Agent is not able to conduct an Auction in accordance with the Auction Procedures for any such reason, then the Applicable Rate for the next Dividend
Period shall be the Applicable Rate determined by auction on the first Business Day following such Auction Date.

(b)	Notwithstanding anything else set forth herein, if a
Dividend Payment Date is not a Business Day because the New York Stock Exchange is closed for business for more than three consecutive calendar days due to an act of God, natural disaster, extreme weather, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services, or if the dividend payable on such date can not be paid for any such reason, then:

(i)	The Dividend Payment Date for the affected
Dividend Period shall be the next Business Day on which the Fund and the Auction Agent are able to cause the dividend to be paid using commercially reasonable best efforts;

(ii)	The affected Dividend Period shall end on the
day it would have ended had such event not occurred and the Dividend Payment Date had remained the scheduled date; and

(iii)	The next Dividend Period will begin and end on
the dates on which it would have begun and ended had such event not occurred and the Dividend Payment Date remained the scheduled date.

(c)	In the event that either provision (a) or (b) of this
Section 7 is applicable for the MMP(r), each Existing
Holder of the MMP(r) shall hold all of the shares of MMP(r) held by such Existing Holder until the next
Auction Date for the MMP(r) (unless the Existing Holder of such shares of MMP(r) sells his or her shares of MMP(r) outside of an Auction in a secondary trading market)."

       THIRD:	The Articles Supplementary of the Corporation are
further amended as follows: By revising the second sentence of Part I,
Section 2(c)(i) by inserting at the end of the words "provided, however, that if an Auction for any Subsequent Rate Period is not held for any reason" the phrase "(except as provided in Section 7 of Part II of these Articles Supplementary)".

       FOURTH:	The amendments to the Charter of the Corporation set
forth in Articles FIRST, SECOND, and THIRD above were advised by the Board of Directors and approved by the stockholders.



IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed these Articles of Amendment and do hereby acknowledge that these Articles of Amendment are the act and deed of the Corporation and state that, to the best of their knowledge, information and belief, the matters and facts contained herein with respect to authorization and approval are true in all material respects, under the penalties of perjury.

DATE: June 14, 2005

	FLAHERTY & CRUMRINE PREFERRED
INCOME OPPORTUNITY FUND INCORPORATED


       By:	/s/ Robert M. Ettinger
              	Robert M. Ettinger
       President
WITNESS:

/s/ R. Eric Chadwick
R. Eric Chadwick
Secretary

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